As filed with the Securities and Exchange Commission on July 29, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LITHIUM EXPLORATION GROUP, INC.
(Name of registrant in its charter)

Nevada	1000	06-1781911
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

     3200 N. Hayden Road
Suite 300
Scottsdale, Arizona 85251
(480) 641-4790
(Address and telephone number of principal executive offices and principal place of business)

Alexander Walsh, President and Principal Executive Officer
Lithium Exploration Group, Inc.
3200 N. Hayden Road
Suite 300
Scottsdale, Arizona 85251
(480) 641-4790
(Name, address and telephone number of agent for service)

Copies to:
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [x]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value issuable upon conversion of the Debentures	1,807,229	$1.52	$2,746,988	$319
Common Stock, $0.001 par value issuable upon payment of interest on the Debentures	325,301	$1.52	$494,458	$55
Common Stock, $0.001 par value issuable upon exercise of the Warrants	1,807,229	$1.52	$2,746,988	$319
Total	3,939,759		$5,988.434	$693

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on July 26, 2011, which was $1.52 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 29, 2011

LITHIUM EXPLORATION GROUP, INC.
3,939,759 SHARES OF
COMMON STOCK

     This prospectus relates to the resale by the selling stockholder of up to 3,939,759 shares, including 1,807,229 shares of our common stock issuable upon the conversion of the debentures, 1,807,229 shares of common stock issuable upon exercise of the warrants, and 325,301 shares issuable upon payment of interest on the debentures. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

     We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants.

     Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "LEXG.OB". The last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on July 26, 2011, was $1.55.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

     No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2011.

PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Lithium Exploration Group”, the “Company,” “we,” “us,” and “our” refer to Lithium Exploration Group, Inc.

LITHIUM EXPLORATION GROUP, INC.

     We are an exploration stage company that engages principally in the acquisition, exploration, and development of resource properties. Prior to June 25, 2009, we had the right to conduct exploration work on 20 mineral mining claims in Esmeralda County, Nevada. On July 31, 2009, we acquired an option to enter into a joint venture for the management and ownership of the Jack Creek Project, a mining project located in Elko County, Nevada. On September 25, 2009, the joint venture was terminated and we entered into an agreement with Beeston Enterprises Ltd., under which we were granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District of British Columbia, Canada. On December 16, 2010, we entered into an Assignment Agreement to acquire an undivided 100% right, title and interest in and to certain mineral permits located in the Province of Alberta, Canada. On January 18, 2011, we entered into a Purchase Option Agreement to acquire an undivided 60% interest in certain mineral claims known as the Salta Aqua Claims located in Salta Province, Argentina. To date, our activities have been limited to our formation, the raising of equity capital and our mining exploration work program.

     We have generated no revenues since May 31, 2006 (inception) and have incurred $204,691 and $306,218, respectively, in expenses for the three and nine month periods ended March 31, 2011. As of March 31, 2011, we had a working capital deficiency of $68,876 and an accumulated deficit of $443,376.

     Lithium Exploration Group, Inc. (formerly Mariposa Resources, Ltd.) was incorporated on May 31, 2006 in the State of Nevada. We are based in Scottsdale, Arizona. Effective November 30, 2010, we changed our name to “Lithium Exploration Group, Inc.,” by way of a merger with our wholly-owned subsidiary Lithium Exploration Group, Inc., which was formed solely for the change of name.

     Our executive offices are located at 3200 N. Hayden Road, Suite 300, Scottsdale, Arizona 85251, and our telephone number is (480) 641-4790.

The Offering

Common stock outstanding prior to the offering	51,115,476 shares

Common stock offered by selling stockholders

3,939,759 shares of common stock, including 1,807,229 shares of common stock issuable upon conversion of the debentures at a conversion price of $0.83 per share, 1,807,229 shares of common stock issuable upon exercise of the warrants at an exercise price of $0.913 per share and 325,301 shares of common stock issuable upon payment of interest on the debentures.

Common stock to be outstanding after the offering	55,055,235 shares[1]

Use of proceeds

We will not receive any proceeds from the sale of the common stock hereunder. We may receive the exercise price of any common stock issued to the selling stockholders upon exercise of outstanding warrants. See “Use of Proceeds” for a complete description.

Over-The Counter Bulletin Board Symbol	LEXG.OB

(1)	Assumes full conversion of the debentures, full exercise of the warrants and issuance of all the shares upon payment of interest on the convertible debentures.

Selling Stockholder Financing Transaction

     On June 29, 2011 we entered into a securities purchase agreement with one investor. Pursuant to the terms of the agreement, the investor acquired convertible debentures with an aggregate total principal of $1,500,000. We received the initial $1,000,000 on June 29, 2011 and the remaining $500,000 on July 13, 2011.

     The debentures mature on December 28, 2012 and carry an interest rate of twelve percent per annum. The interest is payable on the maturity date in cash or, at our option, in duly authorized, validly issued, fully paid and non-assessable shares of our Common Stock, subject to certain prescribed conditions. The debentures are also convertible, in whole or in part, into shares of Common Stock at a price equal to (i) the lesser of 65% of the lowest reported sale price of the Common Stock for the twenty trading days immediately prior to the date of conversion, or (ii) $0.83 per share, subject to various prescribed conditions. The investor may not convert the debentures at any time if upon such conversion the investor would become the beneficial owner of more than 4.99% of the outstanding shares of our Common Stock. The debentures include anti-dilution protection with respect to lower priced issuances of common stock or securities convertible or exchangeable into common stock.

     Along with the debentures, we also issued warrants to acquire a total of 1,807,229 shares of our common stock for a period of five years at a price of $0.913 per share, subject to certain adjustments. The warrants also include cashless exercise provisions in the event that the Registration Statement is not effective. The investor may not exercise the warrants at any time if upon such exercise the investor would become the beneficial owner of more than 4.99% of the outstanding shares of our Common Stock. The warrants include anti-dilution protection with respect to lower priced issuances of common stock or securities convertible or exchangeable into common stock.

     Pursuant to a registration rights agreement entered into with the investor on the same day, we are required to file a Registration Statement for the shares underlying the convertible debentures, as well as the warrants, within 30 days of the closing of the initial $1,000,000 and ensure that the Registration Statement is declared effective by the SEC within 120 days of the closing.

     Lastly, Alexander Walsh, our officer and director, has entered into a guaranty and pledge agreement whereby he has pledged shares of our common stock currently held by him, as collateral and guaranty for our obligations under the securities purchase agreement and the debentures.

RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

We have a limited operating history. Our company's operations will be subject to all the uncertainties arising from the absence of a significant operating history. Potential investors should be aware of the difficulties normally encountered by resource exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of our properties may not result in the discovery of reserves. Problems such as unusual or unexpected formations of rock or land and other conditions are involved in resource exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial reserves, we may decide to abandon our claims and acquire new claims for new exploration or cease operations. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations. There can be no assurance that we will be able to operate on a profitable basis.

If we do not obtain additional financing, our business will fail and our investors could lose their investment.

We had cash in the amount of $42,937 and working capital deficiency of $68,876 as of the period ended March 31, 2011. We currently do not generate any revenues from our operations. Any direct acquisition of a claim under lease or option is subject to our ability to obtain the financing necessary for us to fund and carry out exploration programs on potential properties. The requirements are substantial. Obtaining additional financing beyond the financing we received in June and July 2011 would be subject to a number of factors, including market prices for resources, investor acceptance of our properties and investor sentiment. These factors may negatively affect the timing, amount, terms or conditions of any additional financing available to us. The most likely source of future funds presently available to us is through the sale of equity capital and loans. Any sale of share capital will result in dilution to existing shareholders.

Because of the speculative nature of exploration of mineral properties, we may never discover a commercially exploitable quantity of minerals, our business may fail and investors may lose their entire investment.

We are in the very early exploration stage and cannot guarantee that our exploration work will be successful, or that any minerals will be found, or that any production of minerals will be realized. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that exploration on our properties will establish that commercially exploitable reserves of minerals exist on our property. Additional potential problems that may prevent us from discovering any reserves of minerals on our property include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of commercially exploitable reserves of minerals on our property our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

We have no known mineral reserves and we may not find any lithium and even if we find lithium it may not be in economic quantities. If we fail to find any lithium or if we are unable to find lithium in economic quantities, we will have to suspend operations.

We have no known mineral reserves. We have found lithium, but we do not know if it is economically viable and we do not have a resource estimate. Additionally, even if we find lithium in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any lithium is recoverable, we do not know that this can be done at a profit. Failure to locate lithium in economically recoverable quantities will cause us to suspend operations.

Supplies needed for exploration may not always be available. If we are unable to secure exploration supplies we may have to delay our anticipated business operations.

Competition and unforeseen limited sources of supplies needed for our proposed exploration work could result in occasional spot shortages of supplies of certain products, equipment or materials. There is no guarantee we will be able to obtain certain products, equipment and/or materials as and when needed, without interruption, or on favorable terms. Such delays could affect our anticipated business operations and increase our expenses.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims. If this happens, our business will likely fail.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in lithium pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of mineral resources and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuation of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation. Specifically, we may be subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The business of mineral exploration and development is subject to substantial regulation under various countries’ laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of mineral resources and related products and other matters. Amendments to current laws and regulations governing operations and activities of mineral exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to the properties mineral exploration industry generally will not be changed in a manner which may adversely affect our progress and cause delays, inability to explore and develop or abandonment of these interests.

Permits, leases, licenses, and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses, and approvals will not contain terms and provisions which may adversely affect our exploration and development activities.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Our success is largely dependent on our ability to hire highly qualified personnel. This is particularly true in highly technical businesses such as resource exploration. These individuals are in high demand and we may not be able to attract the personnel we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business.

Our independent certified public accounting firm, in the notes to the audited financial statements for the year ended June 30, 2010 states that there is a substantial doubt that we will be able to continue as a going concern.

As at June 30, 2010 and March 31, 2011, we have experienced significant losses since inception. Failure to arrange adequate financing on acceptable terms and to achieve profitability would have an adverse effect on our financial position, results of operations, cash flows and prospects. Accordingly, there is substantial doubt that we will be able to continue as a going concern.

Risks relating to the industry in general

Planned exploration, and if warranted, development and mining activities involve a high degree of risk.

We cannot assure you of the success of our planned operations. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables which could result in substantial cost overruns. Mining for base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Our operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services.

We do not insure against all risks associated with our business because insurance is either unavailable or its cost of coverage is prohibitive. The occurrence of an event that is not covered by insurance could have a material adverse effect on our financial condition.

The impact of government regulation could adversely affect our business.

Our business is subject to applicable domestic and foreign laws and regulations, including laws and regulations on taxation, exploration, and environmental and safety matters. Many laws and regulations govern the spacing of mines, rates of production, prevention of waste and other matters. These laws and regulations may increase the costs and timing of planning, designing, drilling, installing, operating and abandoning our mines and other facilities. In addition, our operations are subject to complex environmental laws and regulations adopted by domestic and foreign jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

The submission and approval of environmental impact assessments may be required.

Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business.

Decline in mineral prices may make it commercially infeasible for us to develop our property and may cause our stock price to decline.

The value and price of your investment in our common shares, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of minerals and other precious metals. Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of mineral-producing countries throughout the world. The price of minerals fluctuates in response to many factors, which are beyond anyone’s prediction abilities. The prices used in making the estimates in our plans differ from daily prices quoted in the news media. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

We may not have access to all of the supplies and materials we need to begin exploration, which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies such as dynamite as well as certain equipment like bulldozers and excavators that we might need to conduct exploration. If we cannot obtain the necessary supplies, we will have to suspend our exploration plans until we do obtain such supplies.

Risks Associated with Our Common Stock

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like NYSE or Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

Penny stock rules will limit the ability of our stockholders to sell their stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a shareholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls will be time-consuming, difficult, and costly.

Under Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our Annual Report on Form 10-K for our fiscal year ending June 30, 2011. We will soon begin the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management’s time and attention from revenue-generating activities to compliance activities. While we expect to expend significant resources to complete this important project, we may not be able to achieve our objective on a timely basis. It will be time-consuming, difficult and costly for us to develop and implement the internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional personnel to do so, and if we are unable to comply with the requirements of the legislation we may not be able to assess our internal controls over financial reporting to be effective in compliance with the Sarbanes-Oxley Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling stockholder. The proceeds from the sale of the selling stockholder’s common stock will belong to the selling stockholder. However, we may receive up to $1,650,000 from the cash exercise of the warrants by the selling stockholder. We intend to use those proceeds for general corporate purposes. The investor may exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds. There cannot be any assurance that any of the Warrant will be exercised.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the Symbol "LEXG".

The following table reflects the high and low bid information for our common stock obtained from Stockwatch and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

The high and low closing prices of our common stock for the periods indicated below are as follows:

OTC Bulletin Board
Quarter Ended(1)	High	Low
June 30, 2011	$10.68	$1.20
March 31, 2011	$1.42	$0.10
December 31, 2010	$0.10	$0.10
September 30, 2010	$0.30	$0.30
June 30, 2010	$0.40	$0.30
March 31, 2010	$0.60	$0.50
December 31, 2009	$0.65	$0.20
September 30, 2009	$0.50	$0.50
June 30, 2009	$0.26	$0.26

(1) The first trade in our common stock occurred on June 4, 2009.

Holders

As of July 26, 2011, there were 12 holders of record of our common stock. As of such date, 51,115,476 shares of our common stock were issued and outstanding.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plan Information

As of July 15, 2011, we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of securities
	securities		remaining available
	to be issued upon	Weighted average	for future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation plans
	options,	options,	(excluding securities
	warrants and	warrants and	reflected in column
Plan category	rights	rights	(a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects,” plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our unaudited financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

Unless otherwise specified in this prospectus, all dollar amounts are expressed in United States dollars and all references to “common stock” refer to shares of our common stock.

As used in this prospectus, the terms “we”, “us”, “our”, and “our company” mean Lithium Exploration Group, Inc., unless otherwise indicated. We have no subsidiaries.

Corporate Overview

We were incorporated on May 31, 2006 under the name Mariposa Resources, Ltd. in the State of Nevada, USA. Our company is based in Scottsdale, Arizona.

Effective November 30, 2010, we changed our name to Lithium Exploration Group, Inc. by way of a merger with our wholly owned subsidiary Lithium Exploration Group, Inc., which was formed solely for the change of name.

We are an exploration stage company that engages principally in the acquisition, exploration, and development of resource properties. Prior to June 25, 2009, we had the right to conduct exploration work on 20 mineral mining claims in Esmeralda County, Nevada. On July 31, 2009, we acquired an option to enter into a joint venture for the management and ownership of the Jack Creek Project, a mining project located in Elko County, Nevada. On September 25, 2009, the joint venture was terminated and we entered into an agreement with Beeston Enterprises Ltd., under which our company was granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District of British Columbia, Canada. On February 14, 2011 we sent notice to Beeston to terminate the option agreement.

On December 16, 2010, we entered into an assignment agreement to acquire an undivided 100% right, title and interest in and to certain mineral permits located in the Province of Alberta, Canada. To date, our activities have been limited to our formation, the raising of equity capital and our mining exploration work program.

On January 18, 2011, we entered into a purchase option agreement with Salta Water Co. and we have acquired a 60% interest on the Salta Aqua claims in Salta Province, Argentina. We have a further option to acquire the remaining 40% interest from Salta Water. On February 1, 2011, we issued 250,000 common shares at a deemed price of $0.10 per share for mining expenses relating to the Salta Aqua Claims. The price of the issued shares was based on the market price of the shares on January 31, 2011.

On March 17, 2011, we entered into a letter agreement between our company and Glottech-USA, LLC for an acquisition of one initial unit of certain proprietary and patented mechanical ultrasound technology for use in the water treatment in regards to our lithium operations in Alberta, Canada. Pursuant to the terms of the agreement, Glottech-USA will assemble and ship to our company one unit of the technology specifically designed for our water treatment purposes and will license the use of the technology. Furthermore, we have agreed that in the event that we have purchased a minimum of five technology units within twelve months from the date of execution, Glottech-USA has agreed that it will neither license nor lease the technology to any third party for use in the country of Canada.

In exchange for the acquisition of the technology, we have agreed to pay to Glottech-USA a licensing and technology payment in the amount of $800,000 as follows:

(i)	$25,000 upon execution of the agreement;

(ii)	$75,000 within 180 days of the date of execution which shall serve as confirmation by the company of its intent to formally proceed with the intent of the agreement (the “confirmation payment”);

(iii)	$700,000 within 10 days of receipt of invoice from Glottech-USA to cover the cost of components and assembly for one technology unit; and

(iv)

monthly royalties, to be paid within 15 calendar days from the receipt of the invoice, in an amount of $2.00 per physical ton of water processed pursuant to the usage of the technology following satisfactory delivery and physical setup of the technology and continuing thereafter for as long as the technology remains in our possession.

In addition, as amended, the agreement provides for the issuance to Glottech-USA of an option to acquire up to 2,000,000 shares of our common stock owned by our president, Alex Walsh. Such option is exercisable for a p[eriod of 12 months at an aggregate exercise price of $1.00. The share issuance to Glottech-USA will come from the total of 10 million shares that have been pledged to our company from our president, Alex Walsh.

Results of Operations

We have generated no revenues since inception and have incurred $204,691 and $306,218, respectively, in expenses for the three and nine month periods ended March 31, 2011.

The following provides selected financial data about our company for the three and nine month periods ended March 31, 2011 and 2010.

Three months ended March 31, 2011 and 2010.

		Three months		Three months
		ended		ended
		March 31, 2011		March 31, 2010
Revenue	$	Nil	$	Nil
Operating Expenses		$204,691		$3,293
Net Loss		$(204,691)		$(3,293)

Operating expenses for the three months ended March 31, 2011 increased as a result of an increase in our operating expenses including $5,828 in advertising expenses, $9,000 in consulting fees, $5,782 in general and administrative expenses, $22,500 in management fees, $135,000 in mining expenses, $18,965 in professional fees, $1,450 in transfer agent fees and $6,166 in travel expenses.

Nine months ended March 31, 2011 and 2010.

		Nine months		Nine months
		ended		ended
		March 31, 2011		March 31, 2010
Revenue	$	Nil	$	Nil
Operating Expenses		$306,218		$17,401
Net Loss		$(306,218)		$(17,401)

Operating expenses for the nine months ended March 31, 2011 increased as a result of an increase in our operating expenses including $5,828 in advertising expenses, $9,000 in consulting fees, $5,928 in general and administrative expenses, $22,500 in management fees, $225,000 in mining expenses, $29,648 in professional fees, $2,148 in transfer agent fees and $6,166 in travel expenses.

Liquidity and Capital Resources

The following table provides selected financial data about our company as of March 31, 2011, and June 30, 2010, respectively.

	As at	As at
	March 31, 2011	June 30, 2010
Total assets	78,505	641
Total liabilities	147,381	38,299
Stockholders’ deficit	(68,876)	(37,658)

Cash Flows

	Nine Months	Nine Months
	ended	ended
	March 31, 2011	March 31, 2010
Net cash used in operating activities	(218,242)	(20,297)
Net cash used in investing activities	Nil	Nil
Net cash provided by financing activities	260,738	22,154
Increase (Decrease) in cash	42,496	1,857

We had cash of $42,937 as of March 31, 2011 as compared to cash of $441 as of June 30, 2010. We had a working capital deficit of $68,876 as of March 31, 2011 compared to a working capital deficit of $37,658 as June 30, 2010.

Results of Operations for the Years ended June 30, 2010 and 2009

We have generated no revenues since inception and have incurred $137,158 in expenses through June 30, 2010.

The following table provides selected financial data about our company for the year ended June 30, 2010, and 2009, respectively.

BALANCE SHEET DATA
	June 30, 2010	June 30, 2009
Cash	$441	$132
Total Assets	$641	$132
Total Liabilities	$38,299	$17,151
Stockholders’ deficit	($37,658)	($17,019)

Liquidity and Capital Resources for the Years ended June 30, 2010 and 2009

The report of our auditors on our audited financial statements for the fiscal year ended June 30, 2010, contains a going concern qualification as we have suffered losses since our inception. We have minimal assets and have achieved no operating revenues since our inception. We have depended on loans and sales of equity securities to conduct operations. Unless and until we commence material operations and achieve material revenues, we will remain dependent on financings to continue our operations.

Plan of Operation

You should read the following discussion of our financial condition and results of operations together with our unaudited financial statements and the notes thereto included elsewhere in this filing. Our unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Anticipated Cash Requirements

We estimate that our expenses over the next 12 months will be approximately $189,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources.

Description	Estimated Completion Date	Estimated Expenses ($)
General and administrative	12 months	24,000
Mining expenses	12 months	160,000
Professional fees	12 months	5,000
Total		$189,000

We intend to meet our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of private placements. On June 29, 2011 we entered into a securities purchase agreement with one investor. Pursuant to the terms of the agreement, the investor acquired convertible debentures with an aggregate total principal of $1,500,000. We received the initial $1,000,000 on June 29, 2011 and the remaining $500,000 on July 13, 2011. The investor has a right to invest an additional $1,500,000 on the same terms. We currently do not have any other arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

We were incorporated in the State of Nevada on May 31, 2006. We were formed to engage in the search for mineral deposits or reserves. We conducted preliminary exploration activities on certain properties in Esmeralda County, Nevada on which we held certain mining claims. On September 25, 2009, amended June 24, 2010, we were granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District of British Columbia, Canada, representing 3,900 hectares. On February 14, 2011 we sent notice to Beeston to terminate the option agreement related to the mineral claims located in the Clinton Mining District. On December 16, 2010, we entered into an assignment agreement to acquire an undivided 100% right, title and interest in and to certain mineral permits located in the Province of Alberta, Canada.

On January 18, 2011, we entered into a purchase option agreement with Salta Water Co. and we have acquired a 60% interest on the Salta Aqua claims in Salta Province, Argentina. We have a further option to acquire the remaining 40% interest from Salta Water.

On March 17, 2011, we entered into a letter agreement with Glottech-USA, LLC for an acquisition of one initial unit of certain proprietary and patented mechanical ultrasound technology for use in the water treatment in regards to our lithium operations in Alberta, Canada. In exchange for the acquisition of the technology, we have agreed to pay to Glottech-USA a licensing and technology payment in the aggregate amount of $800,000 which includes a confirmation payment of $75,000.

In addition, as amended, the agreement provides for the issuance to Glottech-USA of an option to acquire up to 2,000,000 shares of our common stock owned by our president, Alex Walsh. Such option is exercisable for a p[eriod of 12 months at an aggregate exercise price of $1.00. The share issuance to Glottech-USA will come from the total of 10 million shares that have been pledged to our company from our president, Alex Walsh.

As a result of the acquisitions the Company has changed its business direction and is focused on the development of the Lithium assets.

We have minimal operating costs and expenses at the present time due to our limited business activities. However, because of our limited cash in the bank, we will be required to raise additional capital over the next twelve months to meet our ongoing expenses, including our costs related to the remaining required payments under the assignment agreement, as entered into on December 16, 2010 and the purchase option agreement, as entered into on January 18, 2011.

Further, we may raise capital in connection with or in anticipation of possible acquisition transactions. We do not currently engage in any product research and development and have no plans to do so in the foreseeable future. We have no present plans to purchase or sell any plant or significant equipment. We also have no present plans to add employees, although we may do so in the future if we engage in any merger or acquisition transactions.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

Critical Accounting Policies and Estimates

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete listing of these policies is included in Note 2 of the notes to our financial statements for the years ended June 30, 2010 and 2009. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect our financial statements and future operations.

Net Income or (Loss) per Share of Common Stock

We have adopted FASC Topic No. 260, “Earnings Per Share,” (“EPS”) which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income/loss by the weighted average number of shares of common stock outstanding during the period.

Forward-Looking Statements

This prospectus contains forward-looking statements. To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “may,”, “anticipates”, “believes”, “should”, “intends”, “estimates”, and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our proprietary information; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), or otherwise.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

BUSINESS

Overview

We were incorporated in the State of Nevada on May 31, 2006. We were formed as an exploration stage company to be engaged in the search for mineral deposits or reserves. Effective November 30, 2010, we changed our name from “Mariposa Resources, Ltd.” to “Lithium Exploration Group, Inc.”, by way of a merger with our wholly owned subsidiary Lithium Exploration Group, Inc., which was formed solely for the change of name.

Current Business

We conducted preliminary exploration activities on the MRP Claims (lode mining claims), in Esmeralda County, Nevada. We returned these claims in June 2009. In December 16, 2010 we acquired rights to the Valleyview Property located in Alberta, Canada and on January 18, 2011 we acquired rights to the Salta Agua Claims in Argentina. On March 17, 2011 we acquired a license to a water treatment technology for use in our lithium operations on the Valleyview Property.

We are primarily engaged in the acquisition and exploration of early stage Lithium properties. The intended use of the technology acquired from Glottech-USA is to aid in the separation of lithium from oil and water based stock. We are only anticipating using this technology on our Valleyview Property and not distributing or commercializing it at this time.

What follows is a summary description of the Glottech-USA technology as well as a general description of our Lithium exploration business operations. More detailed description of our two Lithium properties can be found under the heading “Description of Property”.

Technology Description

Glottech-USA’s technology produces extremely high temperatures which destroy organic substances such as bacteria and other toxic agents. We believe that Glottech-USA's technology can provide lower costs of operation as well as reduced time for site clean-up than traditional methods of water treatment. We anticipate using this application to extract dissolved solids like lithium, potassium, and magnesium from oil field brine. The disposal of produced water (brine) from oil and gas production in Alberta is a significant environmental issue for the province and presents a considerable economic issue for producers. We intend to partner with the use of the technology on our Valleyview Property in Alberta, in cooperation with oil and gas producers, to treat and dispose of their produced water while monetizing the minerals that are contained within that produced water stream that is being brought to the surface during the oil and gas production process.

The technical process is based on the use of mechanical ultrasound generated through the production of a series of cavitations. Mechanical ultrasound is a machine-produced sound of a frequency above the upper limit of the normal range of human hearing. Cavitations are the rapid formation and collapse of bubbles in liquids, caused by the movement of something such as a propeller or by waves of high-frequency sound. The production of mechanical ultrasound allows Glottech-USA’s technology to distil the fluid stock. Using mechanical ultrasound for distillation has been attempted before, but the external energy requirement needed to produce the mechanical ultrasound was far too expensive to make it commercially viable. Glottech-USA’s technology uses the energy released during the cavitations in order to make it commercially viable from an economic perspective. During these cavitations, a millisecond of energy is released. During this release temperatures can reach 5000 degrees Centigrade. The technology is used to treat fluid stock that is either water or petroleum based. Glottech-USA has developed two separate units used for each particular application. Although the water and petroleum units have some different components, they both have the same basic design and are used similarly. Both models of the technology distill fluid stock. The petroleum unit has the ability to vary the internal temperature in order to derive a specific petroleum product such as aviation fuel, kerosene, diesel and gasoline. The water unit has pure distilled water as its output along with any inorganic substances coming out in the form of dry powder. Glottech-USA, through market feedback, has concluded that its water unit will represent the major portion of units placed in service over the ten year business plan life.

Market, Customers and Distribution Methods

Although there can be no assurance, large and well capitalized markets are readily available for all metals and precious metals throughout the world. A very sophisticated futures market for the pricing and delivery of future production also exists. The price for metals is affected by a number of global factors, including economic strength and resultant demand for metals for production, fluctuating supplies, mining activities and production by others in the industry, and new and or reduced uses for subject metals.

The mining industry is highly speculative and of a very high risk nature. As such, mining activities involve a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Few mining projects actually become operating mines.

The mining industry is subject to a number of factors, including intense industry competition, high susceptibility to economic conditions (such as price of metal, foreign currency exchange rates, and capital and operating costs), and political conditions (which could affect such things as import and export regulations, foreign ownership restrictions). Furthermore, the mining activities are subject to all hazards incidental to mineral exploration, development and production, as well as risk of damage from earthquakes, any of which could result in work stoppages, damage to or loss of property and equipment and possible environmental damage. Hazards such as unusual or unexpected geological formations and other conditions are also involved in mineral exploration and development.

Competition

The mineral exploration industry is highly competitive. We are a new exploration stage company and have a weak competitive position in the industry. We compete with junior and senior mineral exploration companies, independent producers and institutional and individual investors who are actively seeking to acquire mineral exploration properties throughout the world together with the equipment, labor and materials required to operate on those properties. Competition for the acquisition of mineral exploration interests is intense with many mineral exploration leases or concessions available in a competitive bidding process in which we may lack the technological information or expertise available to other bidders.

Many of the mineral exploration companies with which we compete for financing and for the acquisition of mineral exploration properties have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral exploration interests of merit or on exploring or developing their mineral exploration properties. This advantage could enable our competitors to acquire mineral exploration properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further mineral exploration interests or explore and develop our current or future mineral exploration properties.

We also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to invest in such companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our acquisition or exploration programs if investors perceive that investments in our competitors are more attractive based on the merit of their mineral exploration properties or the price of the investment opportunity. In addition, we compete with both junior and senior mineral exploration companies for available resources, including, but not limited to, professional geologists, land specialists, engineers, camp staff, helicopters, float planes, mineral exploration supplies and drill rigs.

General competitive conditions may be substantially affected by various forms of energy legislation and/or regulation introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, including international political conditions, overall levels of supply and demand for mineral exploration.

In the face of competition, we may not be successful in acquiring, exploring or developing profitable mineral properties or interests, and we cannot give any assurance that suitable oil and gas properties or interests will be available for our acquisition, exploration or development. Despite this, we hope to compete successfully in the mineral exploration industry by:

  keeping our costs low;

  relying on the strength of our management’s contacts; and

  using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Intellectual Property

We have not filed for any protection of our trademark, and we do not have any other intellectual property.

Research and Development

We did not incur any research and development expenses during the period from May 31, 2006 (inception) to June 30, 2010, or through March 31, 2011

Government Regulations

Any operations at our Lithium properties will be subject to various federal and state laws and regulations in Canada and Argentina which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will be required to obtain those licenses, permits or other authorizations currently required to conduct exploration and other programs. There are no current orders or directions relating to us or our Lithium properties with respect to the foregoing laws and regulations. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on any of our mineral properties. We are not presently aware of any specific material environmental constraints affecting our properties that would preclude the economic development or operation of property in Canada or Argentina.

Environmental Regulations

We are not aware of any material violations of environmental permits, licenses or approvals that have been issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

While our intended projects and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

Employees

As of July 7, 2011 we did not have any employees. Alexander Walsh, our sole officer spends about 30 hours per week on our operations on a consulting basis. There are outside consultants that have been engaged for administrative duties and industry specialties. There are two other directors in the company, Jon Jazwinski and Brandon Colker, who spend approximately 15 hours per month on various company activities.

PROPERTIES

We currently rent an office totaling approximately 600 square feet located at 3200 N. Hayden Road, Suite 300, Scottsdale, AZ, 85251 for $600 a month. Our telephone number is 480-641-4790.

Valleyview Property

There are over 100 active oil or gas wells on our property. Oil and/or gas coexist within the same aquifers as our lithium and potassium-bearing brines. In recovering the oil and gas, brine is also drawn to the surface, but generally in much larger quantities.

The energy operator must process the brine and then separate it from the oil and/or gas. When this process is completed, the brine is returned to the aquifer. Given these circumstances, potential exists for a symbiotic relationship between us and other energy companies, with a result being that we may never have to even drill a hole to extract its own resource. Barrick Energy Inc, Paramount Resources, Signalta Resources Ltd, Penn West Petroleum Ltd and Canadian Natural Resources Ltd are among the companies actively operating wells on property for oil and gas deposits. We have rights to any minerals produced from their activity. In addition to lithium and potassium, other rare metals and minerals on the property include calcium, magnesium, iodine, and bromine. There can be no assurance that we will be able to locate and extract commercially viable amounts of lithium or any other minerals.

Location and Access

The property covers 5 townships just south and east of Valleyview, Alberta and covers approximately 113,500 acres. The townships it is located within include 68-21-W5, 69-21-W5, 67-22-W5, 68-22-W5, and 69-22-W5. Almost all of the property has paved roads and all year round access. Alberta Provincial Highway 43 runs north to south through the center of the property. The property is 1.5 hours driving from Grand Prairie, Alberta and 3.5 hours driving from Edmonton, Alberta.

Ownership Interest

On December 16, 2010, we entered into an assignment agreement with Lithium Exploration VIII Ltd., a Nevada company, in regards to the acquisition of an option interest in the Valleyview Property.

First Lithium Resources Inc. and Lithium Exploration VIII had entered into an option agreement dated October 6, 2010, in regards to an option interest in certain mineral permits in Alberta, Canada, which option agreement and interest have been assigned to our company. Specifically, Lithium Exploration acquired an option to acquire a 100% interest in five mineral permits totaling 45,952 hectares in Alberta, Nevada which we have assumed.

In regards to the option agreement for the property, our obligations for the property that we have assumed consist of:

  Making payments in the aggregate amount of $500,000 in annual periodic payments escalating from $40,000 to $300,000, to January 1, 2014.

  Complying with the net smelter royalty payments upon commercial production, which consists of 1% to First Lithium and certain underlying royalties payable to the original property vendor (a 3% net smelter return royalty and a 5% gross overriding royalty, which latter royalty is specific to diamond production).

The first cash payment of $40,000 has been made by Lithium Exploration VIII and in addition they also made a payment of $50,000 towards work assessment payments and for maintenance of the permits. In consideration for the assignment, we have agreed to pay Lithium Exploration VIII $90,000 in cash or the equivalent amount in shares of common stock.

History of Operations

A 1995 report authored by S. Bachu, M. Brulotte and L.P. Yuan of the Alberta Research Council, "Resource Estimates of Industrial Minerals in Alberta Formation Waters," discusses the area in which the Valleyview Property is located as having potential for resources of lithium within formation waters.

In the 1995 report, the Alberta Research Council provided a "historical resource estimate" of roughly 2.8 billion pounds of Li2O, based on 3,768 core analyses and 29 permeability studies. Of the more than 1,511 records in the AGS study, the well with the highest concentration of lithium (140mg/L or ppm) is located nearly in the center of the Valleyview Property, based on longitude and latitude coordinates. In addition, a second well in the top 50 is located approximately a mile from that well.

More recently, in January 2010, D.R. Eccles and G.M. Jean of the Alberta Geological Survey (AGS) published "Lithium Ground and Formation Water Geochemical Data," with the intention of enabling present and future companies to better evaluate their targets and characterize their resource estimates by being able to distinguish between background and anomalous concentrations of lithium throughout Alberta. The report, researched during 2009, is a compilation of ground- and formation-water geochemical lithium data from government sources and from AGS data holdings, resulting in 1511 records.

Current State and Plan of Operations

We completed a 12 week sample testing program on May 31, 2011. We are initiating the process to complete the resource estimates for the Valleyview Project, and hope to have it completed by August 31, 2011. Immediate plans include conducting bulk sampling to be utilized in the design of a separation process to produce battery-grade lithium carbonate, potash (KCl), and magnesium hydroxide: Once the bulk sampling and separation process have been completed we will raise capital to build a pilot scale plant in Valleyview to begin the production of the outlined minerals.

Geology

In 1993, a data set comprising nearly 130, 000 formation water analyses from the Alberta Basin was reviewed for potential economic industrial mineral interest (Hitchon, B., Underschultz, J.R. and Bachu, S. 1993: Industrial mineral potential of Alberta formation waters. Alberta Research Council, Alberta Geological Survey, Open File Report 1993-15, 85 p). The study identified anomalous values of certain elements in Devonian formation waters associated with producing oil and gas wells in the Valleyview and Swan Hills areas of west-central Alberta including brines with up to 140 mg/L lithium. This value is significant considering the median values of lithium in Alberta formation waters is 0.2 mg/L (based on 1,511 analyses; Eccles, D.R. and Berhane, H. (2011): Geological introduction to lithium-rich formation water in Alberta, west-central Alberta; Energy Resources Conservation Board, ERCB/AGS Open FileReport, 36 p.). Further modeling in 1995 (Bachu, S. Yuan, L.P. and Brulotte, M. (1995): Resource estimates of industrial minerals in Alberta formation waters. Alberta Research Council, Alberta Geological Survey, Open File Report 1995-01, 59 p.) calculated a historical resource estimate of 515 000 tonnes for Devonian formation waters in west-central Alberta. This estimate is distributed over a cumulative area of 3,980 km2 at prospective depths of between 2700 and 4000 m depth. The high-lithium brines also contain elevated potassium (up to 8,000 mg/L), boron (up to 270 mg/L) and bromine (up to 410 mg/L).

The Li-rich formation waters appear to be associated with carbonate build-ups of the Leduc Formation (both Leduc north and south) in the Woodbend Group and the Swan Hills Formation of the Beaverhill Lake Group. The Woodbend Group carbonates, including the Leduc and Cooking Lake formations, reach thicknesses of >300 m in places, while the Beaverhill Lake carbonate platform varies in thickness from >150 m in the southern reef portion to around 50 m in the northwest. However, in the Swan Hills area the carbonate platform of the Cooking Lake Formation and the reefs of the Leduc Formation (both of Woodbend Group) directly overlie the Beaverhill Lake Group carbonates, such that it is likely difficult to differentiate between the various formation waters.

Recent (2011) Devonian oilfield formation water sampling by our company shows that a large area of their property comprises Lithium-enriched formation waters. Some 40 wells have >60 mg/L Li with about 15 of those wells containing between 70 and 85 mg/L Li. The consistency of the dataset indicates a fairly homogenous Devonian source of Lithium-enriched formation waters. Other minerals of interest include calcium (up to 28,100 gm/L), magnesium (up to 4,630 mg/L), iodine (up to 27 mg/L), bromine (up to 4,000 mg/L), and potassium (6,500 mg/L).

The source of lithium in oil field waters remains subject to debate. Explanations generally conform with those for Li-rich brine solutions and include recycling of earlier deposits/salars, mixing with pre-existing subsurface brines, weathering of volcanic and/or basement rocks, and transport from hydrothermal volcanic activity, but none of these hypotheses has clearly pointed to the ultimate source for the anomalous values of Lithium. However, in a recent isotopic study, Eccles and Berhane (2011) suggested that any viable lithium source model in northwestern Alberta should invoke direct contact between Devonian formation water and the crystalline basement or with immature siliciclastics deposited above the basement (basal Cambrian sandstone, Granite Wash or the Gilwood Member), and mobilization of silicate-bearing fluids to the aquifer.

Salta Agua Claims

Location and Access

These properties, totaling just over 42,000 hectares, are located in northwestern Argentina, at the foothills of the Andes Mountains. They are made up of 5 separate mining concessions. The 5 mining concessions are Rio Grande (9,758 hectares), Vega Sur (9,585 hectares), Vega Oeste (9,686 hectares), Vega Cono (7897 hectares), and Vega Este (5,487 hectares). There is year round road access to a majority of the claims.

Ownership Interest

On January 18, 2011 we entered into a purchase option agreement with Salta Water. Salta Water holds 100% interest in the Salta Agua claims.

We have acquired an option entitling us to acquire certain legal and beneficial interests in and to the Salta Agua claims, and to participate in the further exploration and, if deemed warranted, the development of the Salta Agua claims. Specifically, we have acquired a right and option to acquire undivided legal and beneficial interests of up to 100% in the Salta Agua claims free and clear of all liens, charges and claims of others.

In order for us to exercise the option and acquire an initial 60% interest, we are required to make the following payments to Salta Water and incur the expenses indicated, prior to the fifth anniversary of the date of the Option Agreement:

(1)	an initial payment of $25,000, which has been paid by us;

(2)	pay a further $50,000 no later than thirty days after the Effective Date which has been paid and issue 250,000 restricted shares of common stock which have been issued;

(3)	pay a further $100,000 on or before the first anniversary of the Effective Date and issue 250,000 restricted shares of common stock;

(4)	pay a further $100,000 on or before the second anniversary of the Effective Date and issue 250,000 restricted shares of common stock;

(5)	pay a further $100,000 on or before the third anniversary of the Effective Date and issue 250,000 restricted shares of common stock; and

(6)	incur or fund expenditures on the Property prior to the Option Deadline of not less than $4,000,000 on or before the fifth anniversary of the Effective Date.

Once we have completed the foregoing conditions, we will then have the further option to acquire the remaining 40% of the Salta Agua claims by paying $6,000,000 within 180 day or by paying $3,000,000 within 180 days and the balance of $3,000,000 within a further 12 months, which balance shall accrue interest at the rate of LIBOR plus 5%.

History of Operations

In November of 2009 a report was completed on the Salta Agua Claims outlining the geological formation of the property which collected some surface water samples from alluvial fans and compiled data collected by other projects in close proximity to these claims. The report outlined the needs for future exploration including trenching and drilling efforts that could produce a resource estimate for lithium and potassium.

We have recently engaged an imaging firm to get high resolution imaging for all 5 claims to serve as the map of the property to identify road access and potential pooling of surface water that could assist in the future exploration efforts. Once this imaging is complete we intend to send a team out to each of the 5 claims to do some trenching and take some samples of the minerals 3 – 4 meters underground. This trench testing will assist us in identifying the next steps in our exploration of these assets.

We are not aware of any other history of operations on the Salta Agua Claims.

Plan of Exploration

We anticipate undertaking an exploration program which will include drilling, detailed geologic mapping and geophysical surveys. We anticipate that drilling will consist of completing 20 to 30 widely spaced drill holes for a total of 3,000 meters. Drill depths are expected to range between 50 and 300 meters. Each drill hole will be drilled using a reverse-circulation rotary method, sampling sediment every 1 meter for stratigraphic analysis and sampling brines separately. Resistivity, and possibly seismic surveys, are planned to delineate the salt-body geometry. Pumping tests are planned for those drill holes with better lithium-brine grades. Once the initial steps are completed, we anticipate that a pre-feasibility study will be performed on the most favorable targets. It will include a detailed description of infrastructure, logistics and resources.

Geology

The Altiplano-Puna plateau comprises numerous salt pans, known as salars that contain high concentrations of Lithium, Potassium and Boron. The salars occur at a variety of elevations ranging from 1000 m to more than 4000 m. They typically form in closed topographic depressions, most likely related to structural events that created initial accommodation space. There are many variations in salar development owing to continual deviations associated with tectonism, sediment supply, basin asymmetry and climate change. In general, the salars represent the end product of a basin infill process that can include deposition of colluvial talus and gravel fans, grading upwards into sheet sands, and playa silts and clays (Alonso, R.N., Jordan, R.E., Tebbutt, K.T. and Vandervoort, D.S. 1991. Giant evaporite belts of the Neogene central Andes. Geology, v. 19, p. 401-404.). The origin of the high-Lithium brines remains speculative, but they are considered intimately linked to volcanism because the Lithium-bearing brine region roughly coincides with the Altiplano-Puna magma body (de Silva, S.L., Zandt, G., Trumball, R., Viramonte, J.G., Salas, G. and Jimenez, N. 2006. Large imbrignite eruptions and volcano-tectonic depressions in the Central Andes: A thermomechanical perspective. In: C. Troise, G. de Natale and C.R.J. Kilburn (eds), Mechanisms of Activity and Unrest at Large Calderas, Geological Society, London, Special Publication, No. 269, p. 47-63.). Volcanism also plays a significant role in basin infill and basin closure and isolation. Lastly, the Altiplano-Puna climate has been dominated by hyper-arid conditions since the Andes reached their current elevation (about 6 million years ago) causing evaporation and precipitation of a variety of evaporite deposits.

The Salta Agua Claims, which are located within the Puna Plateau on the eastern slope of the Andes Mountains, Argentina, encompasses two large salars: Salar Rio Grande (~10,000 Ha) and Salar Arizaro (~32,500 Ha; Ebisch, J.F. 2009. Salta Agua Claims, NI 43-101 Compliant Technical Report, 56 p). The better documented of the two salars, the Salar de Arizaro represents a mature salar, which are typically characterized by a relatively uniform and thick sequence of halite deposited under varying subaqueous to subaerial conditions (Bobst, A.L., Lowenstein, T.K., Jordan, T.E. Godfrey, L.V., Ku, T.L. and Luo, S. 2001. A 106 ka paleoclimate record from drill core of the Salar de Atacama, northern Chile. Paleogeography, Palaeoclimatology, Palaeoecology, v. 173, p. 21-42). It is hosted in a mid to Late Tertiary andesitic volcanic complex. The Salar del Rio Grande is associated with intense volcanic activity as evidenced by numerous sulphur deposits near the western edge of the salar. The Salar del Rio Grande is filled by clastic and evaporitic sediments characterized by at least three zones: a central zone rich in sulphate, and northern and southern zones comprised of Ordovician and Tertiary sediments, respectively (Ebisch, 2009).

The Salta Agua Claims is in the infancy stages of exploration. Sampling to date has only focused on surface waters and well water at the top of the water column. Near-surface samples from Arizaro yielded up to 19 mg/L Li while Rio Grande returned up to 32 mg/L Li (Ebisch, 2009). Importantly, Ebisch (2009) also collected samples from water wells in the region surrounding the Salta Agua Claims and reported several high Li values (e.g., 261, 171, 119 and 823 mg/L), including high K (6854 and 8531 mg/L) and B (524 and 531 mg/L). Complete brine characterization is particularly important because multiple brine types are apparent in even large mature salars suggesting hydrochemical variation. Variation in brine type occurs not only during salar formation associated with changes in volcanism, sediment supply, basin asymmetry and climate change, but might also be influenced by continuing processes.

Index of Geologic Terms

TERM	DEFINITION

Andesitic	a fine-grained grayish volcanic rock characterized by feldspar minerals

Basal	at or forming the bottom of something

Basin	a broad area of land drained by a single river and its tributaries, or draining into a lake

Brine	water containing a significant amount of salt, used for curing, preserving, and developing flavor in

Cambrian	the period of geologic time, 570 million to 500 million years ago, during which invertebrate animal life, including trilobites, appeared, and marine algae developed

Carbonate	a salt or ester of carbonic acid

Cenozoic	the most recent era of geologic time, beginning about 65 million years ago, during which modern plants and animals evolved

Colluvial talus	loose rock and soil at the base of a cliff or steep slope

Crystalline	relating to, made of, containing, or resembling crystals

Devonian	Is a geologic period and system of the Paleozoic era spanning from 416 to 359.2 million years ago, where rocks from this period were first studied. During this period the pectoral and pelvic fins of lobe-finned fish evolved into legs as they started to walk on land as tetrapods around 397 Ma.

Entrada Sandstone	a formation that is spread across the U.S. states of Wyoming, Colorado, northwest New Mexico, northeast Arizona and southeast Utah. Part of the Colorado Plateau, this formation was deposited during the Jurassic period sometime between 180 and 140 million years ago in various environments, including: tidal mudflats, beaches and sand dunes

Evaporite	Water-soluble mineral sediments that result from the evaporation from an aqueous solution and has been concentrated by evaporation. There are two types of evaporate deposits, marine which can also be described as ocean deposits, and non-marine which are found in standing bodies of water such as lakes. Evaporites are considered sedimentary rocks.

Halite	a colorless or white crystalline mineral consisting of sodium chloride. Use: table salt, source of chlorine.

Hydrochemical	a chemical characteristic of water

Playa silts	a fine-grained sediment, especially of mud or clay particles at the lower part of an inland desert drainage basin

Sandstone	a sedimentary rock made up of particles of sand bound together with a mineral cement. Use: building material

Sediment	material, originally suspended in a liquid, that settles at the bottom of the liquid when it is left standing for a long time

Sheet sands	flat, gently undulating sandy plots of sand surfaced by grains that may be too large for saltation Sand sheets exist where grain size is too large, or wind velocities too low, for dunes to form

Siliciclastics	rocks formed by inorganic processes or deposited through some mechanical process, such as stream deposits that are

Subaerial	used in geology to describe events or structures that are located at the earth’s surface

Subaqueous	living, found, or formed under water

Tectonism	is the faulting or folding or other deformation of the outer layer of a planet caused by heat loss

Tertiary	the period of geologic time, 65 million to 1.6 million years ago, during which mammals became dominant and modern plants evolved

Thermomechanical	A technique used in thermal analysis, a branch

EMPLOYEES

As of July 15, 2011 we did not have any employees. Alexander Walsh, our sole officer, spends about 30 hours per week on our operations on a consulting basis. There are outside consultants that have been engaged for administrative duties and industry specialties. There are two other directors in the company, Jon Jazwinski and Brandon Colker, who spend approximately 15 hours per month on various company activities.

LEGAL PROCEEDINGS

We are not aware of any material pending legal proceedings to which we are a party or of which our property is the subject. We also know of no proceedings to which any of our directors, officers or affiliates, or any registered or beneficial holders of more than 5% of any class of our securities, or any associate of any such director, officer, affiliate or security holder are an adverse party or have a material interest adverse to us.

MANAGEMENT

Our Articles state that our authorized number of directors shall be not less than one and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at three, and we currently have three directors.

Our current directors and officer are:

Name	Age	Position
Alexander Walsh	30	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and Director

Jonathan Jazwinski	30	Director

Brandon Colker	38	Director

Our Directors will serve in that capacity until our next annual shareholder meeting or until their successors are elected and qualified. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Alexander Walsh, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer Secretary, Treasurer and Director

Mr. Walsh was appointed President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director of Lithium Exploration in November 2010. From May 2008 to present, Alex Walsh has been a sales, marketing, and business development consultant for AW Enterprises. His efforts included strategic planning for companies looking to raise capital and assisting clients with forming strategic partnerships that could increase their revenue and profits. From May 2006 to May 2008, Mr. Walsh was a small business consultant and managing partner for Business Strategies Group. Business Strategies Group is a highly specialized team focusing on providing employee benefits, retirement programs, and insurance products to small and middle market companies. From January 2004 to April 2006, Mr. Walsh was a registered representative for First Investors Corporation where he built and managed a sales and marketing initiative for the western region focusing on small business owners. He attended DePauw University in Greencastle, Indiana where he majored in economics and management and graduated in 2003.

Mr. Walsh was chosen as one of our directors due to his background in venture capital, investor relations and corporate development.

Jonathan Jazwinski, Director.

Mr. Jazwinski was appointed a director in January 2011. Mr. Jazwinski has a BS in Mining Engineering from the University of Arizona (graduated in 2004) and an MBA from the University of Phoenix (graduated in 2009). He began his career with SRK Consulting (from August 2004 to May 2005) working as a field engineer on BHP Billiton’s San Manuel Mine Closure Project. This project remains one of the largest, most comprehensive mine closures and environmental remediations to date. He managed environmental QA/QC testing and construction/demolition documentation.

Since May of 2005 he is employed with Freeport-McMoRan Sierrita and is leading the short-range planning department. Responsibilities include equipment scheduling and production forecasting. Past capacities at SRK and Freeport-McMoRan have involved construction and demolition projects, pit dewatering, ore control, surveying, QA/QC, equipment justification, appropriation requests, and mine operations supervision. Mr. Jazwinski is knowledgeable in several mining specific software programs including MineSight, AcQuire, Aquila, CAES (Caterpillar’s Computer Aided Earthmoving System) and Dispatch.

Mr. Jazwinski is a member of the Society for Mining, Metallurgy and Exploration and has current MSHA (Mine Safety and Health Administration) certification for surface metal mining.

Mr. Jazwinski was chosen as one of our directors due to his experience in the mining industry.

Brandon Colker, Director.

Mr. Colker became a director in January 2011. Brandon Colker is the CEO of Sustainable Venture Capital, a company involved in private financial funding. Mr. Colker has been involved in real estate and corporate finance throughout his career. In 2002, Mr. Colker founded Meridian Capital and ran that operation until 2008. In 2008 he formed CFT Capital as a real estate and project financing entity and in 2009 he formed Sustainable Venture Capital focusing efforts on capital financing for sustainable technologies.

Sustainable Venture Capital and CFT Capital’s transactions have included arranging senior or subordinated debt, revolving credit facilities, lease financing, or occasionally where they acted as a finder of private equity. Fundamentally, Brandon is a highly intelligent, focused and effective financier, covering many different types of industries and offering the following financial services:

  Mezzanine, subordinated, asset-backed or other structured debt for refinancing, re-structuring, bridge funding, turnarounds, difficult credit situations and special situations.

  Revolving credit lines for most types of accounts receivable and inventory financing.

  Term loan facilities and project financings for general expansions.

  Finance leases or operating leases for virtually all types of equipment.

  Larger scale real estate development financing.

  Selective finding of institutional and angel private equity for venture stage businesses.

  Venture lease and loan debt for early-stage companies that have raised some equity.

  A broad range of financing experience in hi-tech businesses.

  A special expertise and committed focus in financing services to the environmental industry.

  Wide range of transaction sizes from small ($1-Million) to large ($5- Billion), depending on the nature of the asset class or scope of work.

  Typical loan terms from 1 to 20 years and the lowest relative cost of capital available.

  An aggressive approach to equity financing and dilution issues.

In May 1997, Mr. Colker graduated from the University of California at Santa Barbara with a degree in Economics. Mr. Colker’s connections to private and institutional capital are the reason why he was chosen as one of our directors.

Other Directorships

Other than as disclosed above, during the last 5 years, none of our directors held any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination. The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which a slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders. If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders. Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities that are engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

  the corporation could financially undertake the opportunity;

  the opportunity is within the corporation’s line of business; and

  it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We have adopted a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Audit Committee and Charter

We do not currently have an audit committee.

Code of Ethics

We have adopted a corporate code of ethics. A copy of the code is attached as an exhibit to our Annual Report on Form 10-KSB filed on September 28, 2007.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for the account of our principal executive officer during the last completed fiscal year and each other executive officer whose total compensation exceeded $100,000 in either of the last two fiscal years:

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)	Total ($)
Nanuk Warman (2),
Former President, Chief	2010
Executive Officer,
Principal
Executive Officer,		0	0
Chief Financial Officer,
Principal
Financial Officer,	2009
Principal
Accounting Officer and
Director

(1)

We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

(2)	Nanuk Warman resigned as our sole director and officer on November 4, 2010.

Option Grants

As of the date of this prospectus we had not granted any options or stock appreciation rights to our named executive officers or directors.

Management Agreements

We entered into a management agreement with Mr. Walsh, our sole officer. Mr. Walsh did receive a onetime payment of 2,000,000 shares, valued at $.001 per share, as consideration for services provided to us as our director and officer.

Compensation of Directors

On April 27, 2011 Brandon Colker and Jonathan Jazwinski, two of our directors, agreed to compensation of 450,000 shares each, valued at $.001 per share, for acting on our board of directors. The shares vest annually at 150,000 shares per year for a total of 3 years.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of March 31, 2011 and June 30, 2010, we were obligated to Mr. Walsh, our officer and director, for a non-interest bearing demand loan with a balance of $47,537 and $36,799, respectively. We plan to pay the loan back as cash flows become available.

On April 27, 2011 Brandon Colker and Jonathan Jazwinski, two of our directors, agreed to compensation of 450,000 shares each for acting on our board of directors. The shares vest annually at 150,000 share per year for a total of 3 years.

Also on April 27, 2011 we issued 2,000,000 shares of our common stock to Mr. Walsh as consideration for services provided to us as our director and officer.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Director Independence

Our securities are quoted on the OTC Bulletin Board which does not have any director independence requirements. Once we engage further directors and officers, we plan to develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of July 26, 2011, of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of July 26, 2011, there were 51,115,476 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Form S-1.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	Alexander Walsh (2) 320 E. Fairmont Dr., Tempe, AZ, 85282	27,000,000	52.8%
Common Stock	Jonathan Jazwinski (3) 3200 North Hayden Road, Suite 300 Scottsdale, AZ, 85251	150,000 (5)	(6)%
Common Stock	Brandon Colker (4) 3200 North Hayden Road, Suite 300 Scottsdale, AZ, 85251	150,000 (5)	(6)%

	All Officers and Directors as a Group	27,300,000	53.4%

(1)	Based on 51,115,476 issued and outstanding shares of our common stock as of July 26, 2011.

(2)	Alexander Walsh is our President, Chief Executive Officer, Chief Financial Officer, Principal

Accounting Officer, Secretary, Treasurer and one of our directors.

(3)	Jonathan Jazwinski is one of our directors

(4)	Brandon Colker is one of our directors.

(5)

On April 27, 2011 Brandon Colker and Jonathan Jazwinski agreed to compensation of 450,000 shares each for acting on our board of directors. The shares vest annually at 150,000 share per year for a total of 3 years.

(6)	Less than 1%.

Changes in Control

As of July 15, 2011 we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value and 100,000,000 preferred shares, $0.001 par value.

Common Stock

As of the date of this prospectus we had 51,115,476 shares of our common stock issued and outstanding.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our security holders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by our Board of Directors out of funds legally available for the payment of dividends. From our inception to July 15, 2011 we did not declare any dividends.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Preferred Stock

We are authorized to issue up to 100,000,000 shares of $0.001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Convertible Securities

Debentures

On June 29, 2011 we entered into a securities purchase agreement with one investor. Pursuant to the terms of the agreement, the investor acquired convertible debentures with an aggregate principal total of $1,500,000; $1,000,000 was paid on June 29, 2011 and $500,000 was paid on July 13, 2011.

The debentures are due on December 28, 2012 and carry an interest rate of twelve percent per annum. The interest is payable on the maturity date in cash or, at our option, in duly authorized, validly issued, fully paid and non-assessable shares of our Common Stock, subject to certain prescribed conditions. The debentures are also convertible, in whole or in part, into shares of Common Stock at a price equal to (i) the lesser of 65% of the lowest reported sale price of the Common Stock for the twenty trading days immediately prior to the date of conversion, or (ii) $0.83 per share, subject to various prescribed conditions. The investor may not convert the debentures at any time if upon such conversion the investor would become the beneficial owner of more than 4.99% of the outstanding shares of our Common Stock. The debentures include anti-dilution protection with respect to lower priced issuances of common stock or securities convertible or exchangeable into common stock.

Warrants

Along with the debentures described above, we also issued warrants to acquire a total of 1,807,229 shares of our common stock for a period of five years at a price of $0.913 per share, subject to certain adjustments. The warrants also include cashless exercise provisions in the event that a Registration Statement covering the shares is not effective. The investor may not exercise the warrants at any time if upon such exercise the investor would become the beneficial owner of more than 4.99% of the outstanding shares of our Common Stock. The warrants include anti-dilution protection with respect to lower priced issuances of common stock or securities convertible or exchangeable into common stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

PLAN OF DISTRIBUTION

     The Selling Stockholder (the “Selling Stockholder”) of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

     The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

     In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed the Selling Stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDER

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. The investor may exercise the warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the Investor exercises the Warrants on a cashless basis, then we will not receive any proceeds.

	Shares Beneficially		Amount Beneficially	Percent
	Owned Prior	Shares to	Owned After	Beneficially Owned
Name	To Offering	be Offered	Offering (1)	After Offering
Hagen Investments Ltd.	3,939,759(2)	3,939,759(2)	0	0%

(1)	The number assumes the Selling Stockholder sells all of the common shares being offered pursuant to this prospectus.

(2)

Includes 1,807,229 shares of common stock issuable upon conversion of debentures at a conversion price of $0.83 per share, 1,807,229 shares of common stock issuable upon exercise of the warrants at an exercise price of $0.913 per share and 325,301 shares of common stock issuable upon payment of interest on the debentures.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

LEGAL MATTERS

     Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

     Our balance sheet as of June 30, 2010 and 2009 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, appearing in this prospectus have been audited by Child, Van Wagoner & Bradshaw, PLLC, certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of the Company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS AS OF MARCH 31, 2011 AND 2010 AND FOR THE PERIOD FROM MAY 30, 2006 (INCEPTION) THROUGH MARCH 31, 2011:

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)

(An Exploration Stage Company)

Balance Sheets

	March 31,	June 30,
	2011	2010
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$42,937	$441
Prepaid expenses	35,568	200
	78,505	641

Total Assets	$78,505	$641

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities	$99,844	$1,500
Due to related party (Note 6)	47,537	36,799

Total Current Liabilities	147,381	38,299

STOCKHOLDERS’ DEFICIT

Capital stock (Note 3)
Authorized: 100,000,000 preferred shares, $0.001 par value 500,000,000 common shares, $0.001 par value
Issued and outstanding:
0 preferred shares	-	-
47,875,000 common shares (June 30, 2010: 47,375,000)	47,875	47,375
Additional paid-in capital	326,625	52,125
Deficit accumulated during the exploration stage	(443,376)	(137,158)
Total Stockholders’ Deficit	(68,876)	(37,658)

Total Liabilities and Stockholders’ Deficit	$78,505	$641

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Statements of Operations

(Unaudited)

					Cumulative from
	Three Months		Nine Months		Inception
	Ended		Ended		(May 31, 2006) to
	March 31,		March 31,		March 31,
	2011	2010	2011	2010	2011

Revenue:	$-	$-	$-	$-	$-

Operating Expenses:
Advertising	5,828	-	5,828	-	5,828
Consulting	9,000	-	9,000	-	9,000
General and administrative	5,782	83	5,928	273	15,835
Management fees	22,500	-	22,500	-	22,500
Mining expenses (Note 5)	135,000	-	225,000	-	276,265
Professional fees	18,965	3,210	29,648	17,128	105,634
Transfer agent fees	1,450	-	2,148	-	2,148
Travel	6,166	-	6,166	-	6,166

Total operating expenses	204,691	3,293	306,218	17,401	443,376

Provision for Income Taxes (Note 4)	-	-	-	-	-

Net Loss for the Period	$(204,691)	$(3,293)	$(306,218)	$(17,401)	$(443,376)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted Average Number of Common Shares Outstanding	47,711,111	47,375,000	47,485,401	47,375,000

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Statements of Changes in Stockholders’ Equity (Deficit)
For the Period of Inception (May 31, 2006) to March 31, 2011

	Common Stock
				Deficit
				Accumulated
				During the
	Number of		Additional	Exploration		Stockholders’
	Shares	Amount	Paid-in Capital	Stage		Equity(Deficit)
Inception – May 31, 2006	-	$-	$-	$-		$-

Common shares issued to a founder at $0.01 cash per share, June 6, 2006	20,000,000	20,000	-	-		20,000

Loss for the period (Unaudited)	-	-	-	(2,687)		(2,687)

Balance – June 30, 2006 (Unaudited)	20,000,000	20,000	-	(2,687)		17,313

Common shares issued to founders at $0.01 per share, July 1, 2006	10,000,000	10,000	-	-		10,000

Common shares issued for cash at $0.04 per share, December 11, 2006	17,375,000	17,375	52,125	-		69,500

Loss for the year (Unaudited)	-	-	-	(59,320)		(59,320)
Balance – June 30, 2007 (Unaudited)	47,375,000	47,375	52,125	(62,007)		37,493

Loss for the year	-	-	-	(22,888)		(22,888)
Balance – June 30, 2008	47,375,000	47,375	52,125	(84,895)		14,605

Loss for the year	-	-	-	(31,624)		(31,624)
Balance – June 30, 2009	47,375,000	47,375	52,125	(116,519)		(17,019)

Loss for the year	-	-	-	(20,639)		(20,639)
Balance – June 30, 2010	47,375,000	47,375	52,125	(137,158)		(37,658)

Common shares issued for cash at $1.00 per share, January 27, 2011 (Unaudited)	250,000	250	249,750	-		250,000
Common shares issued for mining expenses (Unaudited)	250,000	250	24,750	-		25,000
Loss for the period (Unaudited)	-	-	-	(306,218)		(306,218)
Balance – March 31, 2011 (Unaudited)	47,875,000	$47,875	$326,625	$(443,376	) $	(68,876)

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Statements of Cash Flows
(Unaudited)

	Nine Months	Nine	Cumulative from
	Ended	Months	Inceptions
	March 31,	Ended	(May 31, 2006) to
	2011	March 31,	March 31,
		2010	2011

Cash Flows from Operating Activities
Net loss for the period	$(306,218)	$(17,401)	$(443,376)
Item not affecting cash:
Common shares issued for mining expenses	25,000	-	25,000

Changes in operating assets and liabilities:
Prepaid expenses	(35,368)	-	(35,568)
Accounts payable and accrued liabilities	98,344	(2,896)	99,844
Net cash used in operations	(218,242)	(20,297)	(354,100)

Cash Flows from Investing Activities
Net cash used in (provided by) investing activities	-	-	-

Cash Flows from Financing Activities
Advance from related party	10,738	22,154	47,537
Issuance of common shares for cash	250,000	-	349,500
Net cash provided by financing activities	260,738	22,154	397,037

Increase in cash and cash equivalents	42,496	1,857	42,937

Cash and cash equivalents - beginning of period	441	132	-

Cash and cash equivalents - end of period	$42,937	$1,989	$42,937

Supplementary Cash Flow Information
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

1. Organization

Lithium Exploration Group, Inc (formerly Mariposa Resources, Ltd.) (the “Company”) was incorporated on May 31, 2006 in the State of Nevada, U.S.A. It is based in Scottsdale, Arizona, USA. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America, and the Company’s fiscal year end is June 30.

Effective November 30, 2010, the Company changed its name to “Lithium Exploration Group, Inc.,” by way of a merger with its wholly-owned subsidiary Lithium Exploration Group, Inc., which was formed solely for the change of name.

The Company is an exploration stage company that engages principally in the acquisition, exploration, and development of resource properties. Prior to June 25, 2009, the Company had the right to conduct exploration work on 20 mineral mining claims in Esmeralda County, Nevada, U.S.A. On July 31, 2009, the Company acquired an option to enter into a joint venture for the management and ownership of the Jack Creek Project, a mining project located in Elko County, Nevada. On September 25, 2009, the joint venture was terminated and the Company entered into an agreement with Beeston Enterprises Ltd., under which the Company was granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District of British Columbia, Canada. On December 16, 2010, the Company entered into an Assignment Agreement to acquire an undivided 100% right, title and interest in and to certain mineral permits located in the Province of Alberta, Canada (see Note 5). On January 18, 2011, the Company entered into a Purchase Option Agreement to acquired an undivided 60% interest in certain mineral claims known as the Salta Aqua Claims located in Salta Province, Argentina (See Note 5). To date, the Company’s activities have been limited to its formation, the raising of equity capital and its mining exploration work program.

Exploration Stage Company

The Company is considered to be in the exploration stage as defined in FASC 915-10-05 “Development Stage Entities,” and interpreted by the Securities and Exchange Commission for mining companies in Industry Guide 7. The Company is devoting substantially all of its efforts to development of business plans and the acquisition of mineral properties.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

2. Significant Accounting Policies - Continued

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with original maturities of less than three months, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had $42,937 and $441 in cash and cash equivalents at March 31, 2011 and June 30, 2010, respectively.

Start-Up Costs

In accordance with FASC 720-15-20 “Start-Up Costs,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Mineral Acquisition and Exploration Costs

The Company has been in the exploration stage since its formation on May 31, 2006 and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration, and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserves.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables it will likely incur in the near future. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Net Income or (Loss) per Share of Common Stock

The Company has adopted FASC Topic No. 260, “Earnings Per Share,” (“EPS”) which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income/loss by the weighted average number of shares of common stock outstanding during the period.

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

2. Significant Accounting Policies - Continued

Foreign Currency Translations

The Company’s functional and reporting currency is the US dollar. All transactions initiated in other currencies are translated into US dollars using the exchange rate prevailing on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the US dollar at the rate of exchange in effect at the balance sheet date. Unrealized exchange gains and losses arising from such transactions are deferred until realization and are included as a separate component of stockholders’ equity (deficit) as a component of comprehensive income or loss. Upon realization, the amount deferred is recognized in income in the period when it is realized.

No significant realized exchange gain or losses were recorded from inception (May 31, 2006) to March 31, 2011.

Comprehensive Income (Loss)

FASC Topic No. 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. From inception (May 31, 2006) to March 31, 2011, the Company had no items of other comprehensive income. Therefore, net loss equals comprehensive loss from inception (May 31, 2006) to March 31, 2011.

Risks and Uncertainties

The Company operates in the resource exploration industry that is subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating a resource exploration business, including the potential risk of business failure.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company's policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

2. Significant Accounting Policies - Continued

Recent Accounting Pronouncements

Recent accounting pronouncements that are listed below did not, and are not currently expected to, have a material effect on the Company’s financial statements, but will be implemented in the Company’s future financial reporting when applicable.

FASB Statements:

In June 2009 the FASB established the Accounting Standards Codification ("Codification" or "ASC") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). Rules and interpretive releases of the Securities and Exchange Commission ("SEC") issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

“FASB Interpretation No. 46(R)," and SFAS No. 168 (ASC Topic 105), "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162," were recently issued. SFAS No. 165, 166, 167, and 168 have no current applicability to the Company or their effect on the financial statements would not have been significant.

Accounting Standards Update ("ASU") ASU No. 2009-05 (ASC Topic 820), which amends Fair Value Measurements and Disclosures - Overall, ASU No. 2009-13 (ASC Topic 605), Multiple-Deliverable Revenue Arrangements, ASU No. 2009-14 (ASC Topic 985), Certain Revenue Arrangements that include Software Elements, and various other ASU's No. 2009-2 through ASU No. 2011-04 which contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

3. Capital Stock

Authorized Stock

At inception, the Company authorized 100,000,000 common shares and 100,000,000 preferred shares, both with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Effective April 8, 2009, the Company increased the number of authorized shares to 600,000,000 shares, of which 500,000,000 shares are designated as common stock, par value $0.001 per share, and 100,000,000 shares are designated as preferred stock, par value $0.001 per share.

Share Issuances

On January 27, 2011, the Company issued 250,000 shares of common stock in a private placement to two unrelated off-shore investors at $1 per share for total cash proceeds of $250,000.

On February 1, 2011, the Company issued 250,000 common shares at a deemed price of $0.10 per share for mining expenses relating to the Salta Aqua Claims (Note 5).

Effective April 30, 2009, the Company effected a 10 for 1 forward split of its common stock, under which each stockholder of record on that date received ten (10) new shares of the Corporation’s $0.001 par value stock for every one (1) old share outstanding.

Since its inception (May 31, 2006), the Company has issued shares of its common stock as follows, retroactively adjusted to give effect to the 10 for 1 forward split:

			Price Per
Date	Description	Shares	Share	Amount

06/06/06	Shares issued for cash	20,000,000	$0.001	$20,000
07/01/06	Shares issued for cash	10,000,000	0.001	10,000
12/11/06	Shares issued for cash	17,375,000	0.004	69,500
01/27/11	Shares issued for cash	250,000	1.000	250,000
02/01/11	Shares issued for mining expenses	250,000	0.100	25,000

	Cumulative Totals	47,875,000		$374,500

Of these shares, 30,000,000 were issued to directors and officers of the Company. 17,625,000 were issued to independent investors. 250,000 were issued for mining expenses (Note 5). There are no preferred shares outstanding. The Company has no stock option plan, warrants or other dilutive securities.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

4. Provision for Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements under FASC 718-740-20 to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, and start-up costs based on the income taxes expected to be payable in future years.

Exploration stage deferred tax assets arising as a result of net operating loss carryforwards have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods. Operating loss carryforwards generated during the period from May 31, 2006 (date of inception) through March 31, 2011 of $443,376 will begin to expire in 2026. Accordingly, deferred tax assets of approximately $155,000 were offset by the valuation allowance that increased by approximately $107,000 and $6,100 during the nine months ended March 31, 2011 and 2010, respectively.

The Company follows the provisions of uncertain tax positions as addressed in FASC 740-10-65-1. The Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax position at March 31, 2011 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties at March 31, 2011. The Company’s utilization of any net operating loss carry forward may be unlikely as a result of its intended exploration stage activities.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

5. Mineral Property Costs

Mineral Claims, Clinton Mining District

On September 25, 2009, and amended June 24, 2010, the Company entered into an Option Agreement under which the Company was granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District, Province of British Columbia, Canada (the “Claims”), which Claims total in excess of 3,900 hectares, in consideration of the issuance of 1,500,000 common shares of the Company on or before December 31, 2010. The Claims are subject to a two percent net smelter royalty which can be paid out for the sum of $1,000,000 (CAD). The Company can earn an undivided 50% interest in the Claims by carrying out a $100,000 (CAD) exploration and development program on the Claims on or before December 31, 2010, plus an additional $200,000 (CAD) exploration and development program on the Claims on or before September 25, 2011.

In the event that the Company acquires an interest in the Claims, the Company and the Optionor have further agreed, at the request of either party, to negotiate a joint venture agreement for further exploration and development of the Claims. As of March 31, 2011, the Company has not issued any stock or carried out any exploration or development programs.

Mineral Permit

On December 16, 2010, the Company entered into an Assignment Agreement to acquire the following

An undivided 100% right, title and interest in and to certain mineral permits located in the Province of Alberta, Canada.

All of the assignor’s right, title and interest in and to the Option Agreement.

In consideration for the Assignment, the Company agreed to pay US$90,000 by way of cash or stock of equal value (consisting of amounts previously paid by the Assignor pursuant to the Option Agreement). The full $90,000 (consisting of option payments ‘i’ and ‘vi’ below) was expensed and included in the March 31, 2011 accounts payable balance. The Option shall be in good standing and exercisable by the Company by paying the following amounts on or before the dates specified in the following schedule:

i. )	CDN $40,000 (paid) upon execution of the agreement;

ii. )	CDN $60,000 on or before January 1, 2012;

iii. )	CDN $100,000 on or before January 1, 2013;

iv. )	CDN $300,000 on or before January 1, 2014; and

v. )	Paying all such property payments as may be required to maintain the mineral permits in good standing.

The Optionee shall provide a refundable amount of CDN$50,000 (paid) to the Optionor by November 2, 2010, which shall be applied by the Optionor towards work assessment expenses acceptable to the Government of Alberta, with any unused portion to be applied against payments required to maintain the permits underlying the property in good standing. This amount was paid on December 31, 2010.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

5. Mineral Property Costs - Continued

Mineral Claims, Salta Agua Claims

By agreement dated January 18, 2011, the Company entered into a Purchase Option Agreement to acquire an undivided 60% interest in certain mineral claims known as the Salta Agua Claims located in Salta Province, Argentina.

To earn an undivided 60% interest in the Property, the Company must:

i)	pay to the Optionor a total of US$375,000 as follows:

	a)	US$25,000 (paid) upon execution of the agreement;

	b)	US$50,000 (paid) within thirty days after the effective date;

	c)	US$100,000 on or before January 18, 2012;

	d)	US$100,000 on or before January 18, 2013;

	e)	US$100,000 on or before January 18, 2014;

ii)	allot and issue to the Optionor, up to a total of 1,000,000 common shares as follows:

	a)	250,000 Shares within thirty days after the effective date (issued)(Note 3);

	b)	250,000 Shares on or before January 18, 2012;

	c)	250,000 Shares on or before January 18, 2013;

	d)	250,000 Shares on or before January 18, 2014;

iii)	incur Exploration Expenditures of not less than a cumulative total of US$4,000,000 as follows:

	a)	US$250,000 on or before the January 18, 2013;

	b)	US$500,000 on or before January 18, 2014;

	c)	US$1,250,000 on or before the January 18, 2015;

	d)	US$2,000,000 on or before the January 18, 2016.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

Upon completion of the above terms, the Company will acquire the remaining 40% interest in the Property by paying the sum of $6,000,000, payable either in a lump sum due 180 days later, or by paying $3,000,000 at such time and $3,000,000 plus interest at the rate of LIBOR plus 5% interest 12 months later.

Upon the commencement of Commercial Production, the Company will pay to the Optionor a Royalty of 3% Gross Returns.

5. Mineral Property Costs - Continued

Glottech Technology

On March 17, 2011, the Company entered into a letter agreement to acquire one initial unit of proprietary and patented mechanical ultrasound technology for use in water purification, inclusive of its process of separating from water, as the primary fluid stock, the salt and other minerals and by –products contained therein.

To acquire the unit, the Company must make the following payments:

a)	US$25,000 upon execution of the agreement (paid);

b)	US$75,000 within 180 days of execution of the agreement;

c)	US$700,000 within 10 days of receipt of invoice from Glottech –USA LLC if the payment in b) is made.

Commencing as of the end of an initial sixty day testing and training period following satisfactory delivery and physical setup of the technology, and continuing thereafter for as long as the technology remains in the possession of the Company, the Company shall pay continuing monthly royalties in an amount equal to $2.00 per physical ton of water processed pursuant to the usage of the technology.

6. Due to Related Party

As of March 31, 2011 and June 30, 2010, the Company was obligated to a director, who is also an officer and stockholder, for a non-interest bearing demand loan with a balance of $47,537 and $36,799, respectively. The Company plans to pay the loan back as cash flows become available.

7. Going Concern and Liquidity Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As at March 31, 2011, the Company had a working capital deficiency of $68,876 and an accumulated deficit of $443,376. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop the mineral properties and the discovery, development and sale of ore reserves.

In response to these problems, management intends to raise additional funds through public or private placement offerings.

Lithium Exploration Group, Inc.
(formerly Mariposa Resources, Ltd.)
(An Exploration Stage Company)

Notes to Interim Financial Statements
March 31, 2011
(Unaudited)

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

8. Subsequent Events

Subsequent to March 31, 2011 the Company issued the following common stock:

1.	On April 28, 2011, the Company issued 190,476 shares of common stock in a private placement to an unrelated off-shore investor at $5.25 per share for total cash proceeds of $1,000,000.

2.	On April 28, 2011, the Company issued 2,300,000 shares of common stock for directors’ fees.

3.	On April 28, 2011, the Company issued 200,000 shares of common stock for settlement of debt.

4.	On April 28, 2011, the Company issued 250,000 shares of common stock for finder’s fees with regards to the acquisition of the Salta Agua Claims.

The Company has evaluated subsequent events from March 31, 2011 through the date of this report, and determined there are no additional items to disclose.

MARIPOSA RESOURCES, LTD.

(An Exploration Stage Company)

INDEX TO AUDITED FINANCIAL STATEMENTS

JUNE 30, 2010 and 2009

Page

Report of Independent Registered Public Accounting Firm

F-17

Balance Sheets as of June 30, 2010 and 2009

F-18

Statements of Operations for the years ended June 30, 2010 and 2009, and cumulative from inception (May 31, 2006) to June 30, 2010 (unaudited)

F-19

Statement of Changes in Stockholders' Equity (Deficit) for the period of May 31, 2006

(inception ) to June 30, 2010 (unaudited)

F-20

Statements of Cash Flows for the years ended June 30, 2010 and 2009, and cumulative from inception (May 31, 2006) to June 30, 2010 (unaudited)

F-21

Notes to Audited Financial Statements

F-22

Child,
Van Wagoner
& Bradshaw,
PLLC
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Officers and Directors
Mariposa Resources, Ltd.

We have audited the accompanying balance sheet of Mariposa Resources, Ltd. (an exploration stage company) (the Company) as of June 30, 2010 and 2009, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mariposa Resources, Ltd. as of June 30, 2010 and 2009, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has recurring losses and has not generated revenues from its planned principal operations. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
September 17, 2010

SALT LAKE CITY
5296 South Commerce Dr.
Suite 300
Salt Lake City, Utah 84107
Phone: 801.281.4700
Fax: 801.281.4701

KAYSVILLE
1284 West Flint Meadow Dr.
Suite D
Kaysville, Utah 84037
Phone: 801.927.1337
Fax: 801.927.1344

HONG KONG
Suite A, 5/F
Max Share Centre
373 King's Road
North Point, Hong Kong
Phone: +(852) 21 555 333
Fax: +(852) 21 165 222

www.cpaone.net

11

Mariposa Resources, Ltd.
(An Exploration Stage Company)
Balance Sheets
As of June 30,

ASSETS	2010	2009

Current Assets
Cash and cash equivalents	$441	$132
Prepaid expenses	200	-
Total Current Assets	641	132

TOTAL ASSETS	$641	$132

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$1,500	$3,484
Due to related party (Note 6)	36,799	13,667
Total Current Liabilities	38,299	17,151

Total Liabilities	38,299	17,151

STOCKHOLDERS’ DEFICIT
Capital Stock (Note 3)
Authorized:
100,000,000 preferred shares, $0.001 par value
500,000,000 common shares, $0.001 par value
Issued and outstanding:
47,375,000 common shares	47,375	47,375
Additional paid-in capital	52,125	52,125
Deficit accumulated during the exploration stage	(137,158)	(116,519)
Total Stockholders’ Deficit	(37,658)	(17,019)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$641	$132

- The accompanying notes are an integral part of these financial statements -

Mariposa Resources, Ltd.
(An Exploration Stage Company)
Statements of Operations

			Cumulative
			from Inception
			(May 31, 2006) to
	Year Ended June 30,		June 30,
	2010	2009	2010
			(Unaudited)
Revenue:	$-	$-	$-

Operating Expenses:
General and administrative	354	2,193	9,907
Mining expenses (Note 5)	-	10,500	51,265
Professional fees	20,285	18,931	75,986
Total Operating Expenses	20,639	31,624	137,158

Provision for Income Taxes (Note 4)	-	-	-

Net Loss for the Period	$(20,639)	$(31,624)	$(137,158)

Basic and Diluted Loss per
Common Share	$(0.00)	$(0.00)

Weighted Average Number of
Common Shares Outstanding	47,375,000	47,375,000

- The accompanying notes are an integral part of these financial statements -

Mariposa Resources, Ltd.
(An Exploration Stage Company)
Statement of Changes in Stockholders’ Equity (Deficit)
For the Period of Inception (May 31, 2006) to June 30, 2010

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Exploration
	Shares Amount		Capital	Stage	Total
Inception – May 31, 2006	-	$-	$-	$-	$-
Common shares issued to a founder at
$0.01 cash per share, June 6, 2006	20,000,000	20,000	-	-	20,000
Loss for the period (Unaudited)	-	-	-	(2,687)	(2,687)
Balance – June 30, 2006 (Unaudited)	20,000,000	20,000	-	(2,687)	17,313
Common shares issued to founders at
$0.01 cash per share, July 1, 2006	10,000,000	10,000	-	-	10,000
Common shares issued for cash at
$0.04 per share, December 11, 2006	17,375,000	17,375	52,125	-	69,500
Loss for the year (Unaudited)	-	-	-	(59,320)	(59,320)
Balance – June 30, 2007 (Unaudited)	47,375,000	47,375	52,125	(62,007)	37,493
Loss for the year	-	-	-	(22,888)	(22,888)
Balance – June 30, 2008	47,375,000	47,375	52,125	(84,895)	14,605
Loss for the year	-	-	-	(31,624)	(31,624)
Balance – June 30, 2009	47,375,000	47,375	52,125	(116,519)	(17,019)
Loss for the year	-	-	-	(20,639)	(20,639)
Balance – June 30, 2010	47,375,000	$47,375	$52,125	$(137,158)	$(37,658)

- The accompanying notes are an integral part of these financial statements –

Mariposa Resources, Ltd. (An Exploration Stage Company)
Statements of Cash Flows

			Cumulative
			From Inception
			(May 31, 2006) to
	Year Ended June 30,		June 30,
Cash Resources Provided By (Used In)	2010	2009	2010
			(Unaudited)
Operating Activities
Net loss for the period	$(20,639)	$(31,624)	$(137,158)
Changes in operating assets and liabilities:
Prepaid expenses	(200)	-	(200)
Accounts payable and accrued liabilities	(1,984)	3,384	1,500
Net cash used in operating activities	(22,823)	(28,240)	(135,858)

Investing Activities
Net cash provided by (used in) investing activities	-	-	-

Financing Activities
Advance from related party	23,132	13,667	36,799
Issuance of common stock for cash	-	-	99,500
Net cash provided by financing activities	23,132	13,667	136,299

Net Increase (decrease) in Cash and Cash Equivalents	309	(14,573)	441
Cash and cash equivalents position – beginning of period	132	14,705	-
Cash and Cash Equivalents Position – End of Period	$441	$132	$441

Supplemental Cash Flow Disclosure:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

- The accompanying notes are an integral part of these financial statements -

Mariposa Resources, Ltd. (An Exploration Stage Company)
Notes to Audited Financial Statements
June 30, 2010 and 2009

1.

Organization

Mariposa Resources, Ltd. (the “Company”) was incorporated on May 31, 2006 in the State of Nevada, U.S.A.  It is based in Miami, Florida, USA.  The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America, and the Company’s fiscal year end is June 30.

The Company is an exploration stage company that engages principally in the acquisition, exploration, and development of resource properties.  Prior to June 25, 2009, the Company had the right to conduct exploration work on 20 mineral mining claims in Esmeralda County, Nevada, U.S.A. On July 31, 2009, the Company acquired an option to enter into a joint venture for the management and ownership of the Jack Creek Project, a mining project located in Elko County, Nevada. On September 25, 2009, the joint venture was terminated and the Company entered into an agreement with Beeston Enterprises Ltd., under which the Company was granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District of British Columbia, Canada (see Note 5).  To date, the Company’s activities have been limited to its formation, the raising of equity capital and its mining exploration work program.

Exploration Stage Company

The Company is considered to be in the exploration stage as defined in FASC 915-10-05 “Development Stage Entity,” and interpreted by the Securities and Exchange Commission for mining companies in Industry Guide 7.  The Company is devoting substantially all of its efforts to development of business plans and the acquisition of mineral properties.

2.

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The Company’s periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.  The Company had $441 and $132 in cash and cash equivalents at June 30, 2010 and 2009, respectively.

Start-Up Costs

In accordance with FASC 720-15-20 “Start-up Activities,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Mariposa Resources, Ltd. (An Exploration Stage Company)
Notes to Audited Financial Statements
June 30, 2010 and 2009

2.

Significant Accounting Policies - Continued

Mineral Acquisition and Exploration Costs

The Company has been in the exploration stage since its formation on May 31, 2006 and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration, and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserves.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables it will likely incur in the near future.  The Company places its cash and cash equivalents with financial institutions of high credit worthiness.  At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits.  The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Net Income or (Loss) per Share of Common Stock

The Company has adopted FASC Topic No. 260, “Earnings per Share,” (“EPS”) which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income/loss by the weighted average number of shares of common stock outstanding during the period.

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

Foreign Currency Translations

The Company’s functional and reporting currency is the US dollar.  All transactions initiated in other currencies are translated into US dollars using the exchange rate prevailing on the date of transaction.  Monetary assets and liabilities denominated in foreign currencies are translated into the US dollar at the rate of exchange in effect at the balance sheet date.  Unrealized exchange gains and losses arising from such transactions are deferred until realization and are included as a separate component of shareholders’ equity (deficit) as a component of comprehensive income or loss. Upon realization, the amount deferred is recognized in income in the period when it is realized.

No significant realized exchange gain or losses were recorded from inception (May 31, 2006) to June 30, 2010.

Mariposa Resources, Ltd. (An Exploration Stage Company)
Notes to Audited Financial Statements
June 30, 2010 and 2009

2.

Significant Accounting Policies – Continued

Comprehensive Income (Loss)

FASC Topic No. 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.  From inception (May 31, 2006) to June 30, 2010, the Company had no items of other comprehensive income.  Therefore, net loss equals comprehensive loss from inception (May 31, 2006) to June 30, 2010.

Risks and Uncertainties

The Company operates in the resource exploration industry that is subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating a resource exploration business, including the potential risk of business failure.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable.  The Company's policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability.  Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Recent Accounting Pronouncements

Recent accounting pronouncements that are listed below did not, and are not currently expected to, have a material effect on the Company’s financial statements, but will be implemented in the Company’s future financial reporting when applicable.

FASB Statements:

In June 2009 the FASB established the Accounting Standards Codification ("Codification" or "ASC") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). Rules and interpretive releases of the Securities and Exchange Commission ("SEC") issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

Mariposa Resources, Ltd. (An Exploration Stage Company)
Notes to Audited Financial Statements
June 30, 2010 and 2009

2.

Significant Accounting Policies – Continued

FASB Statements - Continued:

“FASB Interpretation No. 46(R)", and SFAS No. 168 (ASC Topic 105), "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162" were recently issued. SFAS No. 165, 166, 167, and 168 have no current applicability to the Company or their effect on the financial statements would not have been significant.

Accounting Standards Update ("ASU") ASU No. 2009-05 (ASC Topic 820), which amends Fair Value Measurements and Disclosures - Overall, ASU No. 2009-13 (ASC Topic 605), Multiple-Deliverable Revenue Arrangements, ASU No. 2009-14 (ASC Topic 985), Certain Revenue Arrangements that include Software Elements, and various other ASU's No. 2009-2 through ASU No. 2010-24 which contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

3.

Capital Stock

Authorized Stock

At inception, the Company authorized 100,000,000 common shares and 100,000,000 preferred shares, both with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Effective April 8, 2009, the Company increased the number of authorized shares to 600,000,000 shares, of which 500,000,000 shares are designated as common stock par value $0.001 per share, and 100,000,000 shares are designated as preferred stock, par value $0.001 per share.

Share Issuances

Effective April 30, 2009, the Company effected a 10 for 1 forward split of its common stock, under which each stockholder of record on that date received ten (10) new shares of the Corporation’s $0.001 par value stock for every one (1) old share outstanding.

Since its inception (May 31, 2006), the Company has issued shares of its common stock as follows, retroactively adjusted to give effect to the 10 for 1 forward split:

                                                          Price Per

Date

Description

Shares

Share

  Amount

06/06/06

Shares issued for cash

20,000,000

$ 0.001

             $  20,000

07/01/06

Shares issued for cash

10,000,000

   0.001

                 10,000

12/11/06

Shares issued for cash

17,375,000

   0.004

     69,500

06/30/10

Cumulative Totals

47,375,000

 $  99,500

3.

Capital Stock - Continued

Mariposa Resources, Ltd. (An Exploration Stage Company)
Notes to Audited Financial Statements
June 30, 2010 and 2009

Of these shares, 30,000,000 were issued to directors and officers of the Company and 17,375,000 were issued to independent investors. There are no preferred shares outstanding.  The Company has no stock option plan, warrants or other dilutive securities.

4.

Provision for Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements under FASC 718-740-20 to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, and start-up costs based on the income taxes expected to be payable in future years.

Exploration stage deferred tax assets arising as a result of net operating loss carryforwards have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods. Operating loss carryforwards generated during the period from May 31, 2006 (date of inception) through June 30, 2010 of $137,158 will begin to expire in 2026. Accordingly, deferred tax assets of approximately $48,000 were offset by the valuation allowance that increased by approximately $7,500 and $11,500 during the years ended June 30, 2010 and 2009, respectively.

The Company follows the provisions of uncertain tax positions as addressed in FASC 740-10-65-1. The Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax position at June 30, 2010 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties at June 30, 2010. The Company’s utilization of any net operating loss carry forward may be unlikely as a result of its intended exploration stage activities.

5.

Mineral Property Costs

By agreement dated July 27, 2006 with Gold Explorations LLC, of Minden, Nevada, the Company acquired an option to earn a 100% interest in certain properties consisting of 20 unpatented mineral claims, located in Esmeralda County, Nevada, USA.

Upon execution of the agreement, Gold Explorations LLC transferred 100% interest in the mineral claims to the Company for $53,000 to be paid, at the Company’s option, as follows:

Cash Payments
Upon signing of the agreement and transfer of title (paid)	$	$ 5,000
On or before July 27, 2007 (paid)		5,000
On or before July 27, 2008 (paid)		8,000
On or before July 27, 2009		10,000
On or before July 27, 2010		10,000
On or before July 27, 2011		15,000
		$ 53,000

5.

Mineral Property Costs – Continued

Mariposa Resources, Ltd. (An Exploration Stage Company)
Notes to Audited Financial Statements
June 30, 2010 and 2009

As of June 25, 2009, the Company cancelled its agreement with Gold Explorations, LLC. The Company was responsible for maintaining the mineral claims in good standing by paying all the necessary rents, taxes, and filing fees associated with the Property. As of June 25, 2009, the Company met these obligations and no further payments are required.

On September 25, 2009, as amended on June 24, 2010, the Company entered into an agreement with Beeston Enterprises, Ltd. (“Beeston”) under which the Company was granted an option to acquire an undivided 50% interest in eight mineral claims located in the Clinton Mining District of British Columbia, Canada (the “Claims”), which Claims total in excess of 3,900 hectares, in consideration of the issuance of 1,500,000 common shares of the Company to Beeston on or before December 31, 2010. The Claims are subject to a two percent net smelter royalty which can be paid out for the sum of $1,000,000 (CAD).  The Company can earn an undivided 50% interest in the Claims by carrying out a $100,000 (CAD) exploration and development program on the Claims on or before December 31, 2010, plus an additional $200,000 (CAD) exploration and development program on the Claims on or before September 25, 2011.  In the event that the Company acquires an interest in the Claims, the Company and Beeston have further agreed, at the request of either party, to negotiate a joint venture agreement for further exploration and development of the Claims.  As of June 30, 2010, the Company has not issued any stock or carried out any exploration or development programs.

6.

Due to Related Party

As of June 30, 2010 and 2009, the Company was obligated to a director, who is also an officer and stockholder, for a non-interest bearing demand loan with a balance of $36,799 and $13,667, respectively.  The Company plans to pay the loan back as cash flows become available.

7.

Going Concern and Liquidity Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.  As at June 30, 2010, the Company had a working capital deficiency of $37,658 and an accumulated deficit of $137,158.  The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop the mineral properties and the discovery, development and sale of ore reserves.

In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mariposa Resources, Ltd. (An Exploration Stage Company)
Notes to Audited Financial Statements
June 30, 2010 and 2009

8.     Subsequent Events

The Company has evaluated events from June 30, 2010 through the date whereupon the financial statements were issued and has determined that there are no additional items to disclose.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$768.45
Legal fees and expenses	60,000.00*
Accounting fees and expenses	10,000.00*
Miscellaneous expenses	5,000.00*
Total	$75,768.45*

* Estimated

     The Company has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Effective April 30, 2009, we effected a 10 for 1 forward split of its common stock, under which each stockholder of record on that date received ten (10) new shares of our $0.001 par value stock for every one (1) old share outstanding.

Since our inception (May 31, 2006), we have issued the following unregistered shares of our common stock as follows, retroactively adjusted to give effect to the 10 for 1 forward split:

  On June 6, 2006 we issued 20,000,000 shares of our common stock to our former sole director and officer. This issuance was made in reliance on exemptions from registration found in Section 4(2) of the Securities Act of 1933, as amended.

  On July 1, 2006 we issued 5,000,000 shares each to one US and one non-US investor. These issuances were made in reliance on exemptions from registration found in Section 4(2) and Regulation S of the Securities Act of 1933, as amended.

  On January 27, 2011, we issued 250,000 shares of our common stock in a private placement to two unrelated off-shore investors at $1 per share for total cash proceeds of $250,000. These issuances were made in reliance on exemptions from registration found in Regulation S of the Securities Act of 1933, as amended.

  On February 1, 2011, we issued 250,000 common shares at a deemed price of $0.10 per share to one non-US investor for mining expenses relating to the Salta Aqua Claims.

  On April 28, 2011, we issued 190,476 shares of common stock in a private placement to an unrelated off-shore investor at $5.25 per share for total cash proceeds of $1,000,000. This issuance was made in reliance on exemptions from registration found in Regulation S of the Securities Act of 1933, as amended.

  On April 28, 2011, we issued 200,000 shares of common stock for settlement of debt to one non-US investor. This issuance was made in reliance on exemptions from registration found in Regulation S of the Securities Act of 1933, as amended.

  On April 28, 2011, we issued 250,000 shares of common stock for finder’s fees with regards to the acquisition of the Salta Agua Claims to one non-US investor. This issuance was made in reliance on exemptions from registration found in Regulation S of the Securities Act of 1933, as amended.

  On April 28, 2011, we issued 2,300,000 shares of common stock for directors’ fees. These issuances were made in reliance on exemptions from registration found in Section 4(2) of the Securities Act of 1933, as amended.

  On June 29, 2011 we entered into a securities purchase agreement with one investor. Pursuant to the terms of the agreement, the investor acquired convertible debentures with an aggregate total of $1,500,000; $1,000,000 was paid on June 29, 2011 and $500,000 was paid on July 13, 2011. The debenture is due on December 28, 2012 and carries an interest rate of twelve percent per annum. The debenture is also convertible at $0.83 per share, subject to various prescribed conditions.

  Along with the debentures described above, we issued warrants to acquire a total of 1,807,229 shares of our common stock for a period of five years at a price of $0.913. The warrants also include cashless exercise provisions in the event that a Registration Statement covering the shares is not effective.

Since our inception we have made no purchases of our equity securities.

ITEM 16.	EXHIBITS
Exhibit	Description
No.
3.1	Articles of Incorporation of Lithium Exploration Group, Inc. (formerly Mariposa Resources, Ltd.) (1)
3.2	Certificate of Amendment filed with the Nevada Secretary of State on April 8, 2009 (2)
3.3	Articles of Merger filed with the Nevada Secretary of State on November 17, 2010 (3)
3.3	Bylaws of Lithium Exploration Group, Inc. (formerly Mariposa Resources, Ltd.) (1)
4.1	Common Stock Purchase Warrant dated June 29, 2011 (9)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	Assignment Agreement with Lithium Exploration VIII Ltd dated December 16, 2010 (4).
10.2	Purchase Option Agreement with Salta Water Co. dated January 18, 2011 (5)
10.3	Letter Agreement with Glottech-USA, LLC dated March 17, 2011 (6)
10.5	Security and Pledge Agreement with Alexander Walsh dated May 13, 2011 (7)
10.6	Settlement Agreement with Beeston Enterprises Ltd., dated May 3, 2011 (8)
10.7	Securities Purchase Agreement dated April 29, 2011 (9)
10.8	Registration Rights Agreement dated June 29, 2011 (9)
10.9	Debenture dated June 29, 2011 (9)
10.10	Escrow Agreement dated June 29, 2011 (9)
10.11	Guaranty and Pledge Agreement dated June 29, 2011 (9)
23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)*
24.1	Power of Attorney(10)

(1)	Included as an exhibit to our Registration Statement on Form SB-2 filed on September 20, 2006.

(2)	Included as an exhibit to our Current Report on Form 8-K filed on April 21, 2009.

(3)	Included as an exhibit to our Current Report on Form 8-K filed on December 7, 2010.

(4)	Included as an exhibit to our Current Report on Form 8-K filed on January 10, 2011.

(5)	Included as an exhibit to our Current Report on Form 8-K filed on February 1, 2011.

(6)	Included as an exhibit to our Current Report on Form 8-K filed on May 4, 2011.

(7)	Included as an exhibit to our Current Report on Form 8-K filed on May 19, 2011.

(8)	Included as an exhibit to our Current Report on Form 8-K filed on May 20, 2011.

(9)	Included as an exhibit to our Current Report on Form 8-K filed on June 29, 2011.

(10)	Included on the signature page hereto.

* File herewith

ITEM 17. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on , shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in Scottsdale, Arizona, July xx, 2011.

LITHIUM EXPLORATION GROUP, INC.

Date: July 29, 2011	By /s/ALEXANDER WALSH
Alexander Walsh
President, Chief Executive Officer and Chief Financial Officer
(principal executive, financial and accounting officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander Walsh his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ ALEXANDER WALSH	President, Chief Executive Officer and	July 29, 2011
Alexander Walsh	Director

/s/ JONATHAN JAZWINSKI	Director	July 29, 2011
Jonathan Jazwinski

/s/ BRANDON COLKER	Director	July 29, 2011
Brandon Colker